Exhibit 99.1

Compass Diversified Holdings	Investor Relations and Media Contacts:
James J. Bottiglieri Chief Financial Officer 203.221.1703 jbottiglieri@compassdiversifiedholdings.com	The IGB Group Leon Berman / Michael Cimini 212.477.8438 / 212.477.8261 lberman@igbir.com / mcimini@igbir.com
Compass Diversified Holdings Reports Fourth Quarter and Full Year 2010 Financial Results
Generates Cash Flow Available for Distribution and Reinvestment of $21.4 Million for Fourth
Quarter Ended December 31, 2010 and $71.3 Million for Full Year 2010
Westport, Conn., March 10, 2011 — Compass Diversified Holdings (NYSE: CODI) (“CODI” or the “Company”), an owner of leading middle market businesses, announced today its consolidated operating results for the three and twelve months ended December 31, 2010.
Fourth Quarter 2010 Highlights
•	Generated Cash Flow Available for Distribution and Reinvestment (“CAD” or “Cash Flow”) of $21.4 million for the fourth quarter of 2010 and $71.3 million for the full year 2010;

•	Reported net income of $0.7 million for the fourth quarter of 2010 and a net loss of $44.8 million for the full year 2010, which includes a $38.8 million non-cash impairment charge;

•	Paid a fourth quarter 2010 cash distribution of $0.34 per share in January 2011, bringing cumulative distributions paid to $5.9952 per share since CODI’s IPO in May of 2006; and

•	Completed a 4.85 million share offering in December 2010.
CODI reported Cash Flow (see note regarding use of Non-GAAP Financial Measures below) of $21.4 million for the quarter ended December 31, 2010, as compared to $17.9 million for the prior year comparable quarter. CODI’s Cash Flow for the year ended December 31, 2010 was $71.3 million as compared to $37.0 million for the prior year period. CODI’s weighted average number of shares outstanding for the quarter and twelve months ended December 31, 2010 was approximately 44.1 million and 40.9 million, respectively, as compared to 36.6 million and 34.4 million for the quarter and twelve months ended December 31, 2009, respectively.
The improvement in Cash Flow for the fourth quarter and full year 2010 as compared to the year-earlier periods was substantially due to higher revenue levels at our subsidiary companies, which also resulted in greater operating efficiencies at a number of our businesses. In addition, the fourth quarter of 2010 was positively impacted by the inclusion of results from Circuit Express, which was acquired by our subsidiary, Advanced Circuits, on March 11, 2010, as well as from Liberty Safe and ERGObaby, two new CODI platform businesses which were acquired on March 31, 2010 and September 16, 2010, respectively.
CODI’s Cash Flow is calculated after taking into account all interest expense, cash taxes paid and maintenance capital expenditures, and includes the operating results of each subsidiary for the periods during which CODI owned them. However, Cash Flow excludes the gains from sales of businesses, which have totaled over $109 million since 2007.
Net income for the quarter ended December 31, 2010 was $0.7 million, as compared to a net loss of $0.1 million for the quarter ended December 31, 2009. CODI reported a net loss for the year ended December 31, 2010 of $44.8 million, as compared to a net loss of $39.6 million for the prior year period. During 2010, CODI recorded a $38.8 million non-cash impairment charge for the Company’s American Furniture Manufacturing subsidiary. During the first quarter of 2009, CODI recorded $59.8 million of non-cash impairment expense for the Company’s Staffmark subsidiary, partially offset by the associated tax benefit related to this impairment of $22.5 million.
As of December 31, 2010, CODI had $13.5 million in cash and cash equivalents on hand, $74.0 million outstanding on its term loan facility and $22.0 million outstanding under its $340 million revolving credit facility. The Company has no significant debt maturities until late 2012 and had borrowing availability of approximately $248 million at December 31, 2010 under its revolving credit facility.
In December 2010, CODI completed a public offering of 4,850,000 trust shares. CODI raised approximately $78.0 million of net proceeds from the offering of which $70.0 million was used to repay revolver borrowings outstanding.
On January 5, 2011, CODI’s Board of Directors declared a distribution of $0.34 per share. The distribution was paid on January 28, 2011 to all holders of record as of January 21, 2011.
Commenting on the quarter and the full year, Alan Offenberg, interim Chief Executive Officer of Compass Diversified Holdings, stated, “We are pleased to post strong operating results for the fourth quarter and full year 2010. CODI’s Cash Flow for the three and twelve months ended December 31, 2010 increased year-over-year by approximately 19% and 93%, respectively. Throughout the year, we capitalized on the leadership position and comparative financial strength of our subsidiaries to expand their relative market share and experienced increased operating leverage by maintaining an efficient cost structure as revenue trends strengthened. We also benefited from the accretive acquisition of two platform companies, increasing our family of niche leading businesses to eight, as well as one add-on to an existing company.”
Mr. Offenberg added, “During the fourth quarter, we further strengthened our balance sheet by completing a 4.85 million share offering, resulting in net proceeds of $78.0 million and demonstrating the continued support we have received from the capital markets. With continuing access to capital, we remain well positioned to consummate acquisitions under favorable valuations and terms as we have in the past. In addition, we plan to reinvest in our current subsidiaries to enhance our high return organic growth initiatives and drive future performance.”
Conference Call
Management will host a conference call today at 9:00 a.m. ET to discuss the latest corporate developments and financial results. The dial-in number for callers in the U.S. is (877) 723-9511 and the dial-in number for international callers is (719) 325-4919. The access code for all callers is 3563786. A live webcast will also be available on the Company’s website at www.compassdiversifiedholdings.com.
A replay of the call will be available through March 17, 2011. To access the replay, please dial (888) 203-1112 in the U.S. and (719) 457-0820 outside the U.S., and then enter the access code 3563786.
Note Regarding Use of Non-GAAP Financial Measures
CAD, or Cash Flow, is a non-GAAP measure used by the Company to assess its performance, as well as its ability to sustain and increase quarterly distributions. A number of CODI’s businesses have seasonal earnings patterns, with the first quarter typically being the slowest of the year. Accordingly, the Company believes that the most appropriate measure of its performance is over a trailing or expected 12-month period. We have reconciled CAD, or Cash Flow, to Net Income and Cash Flow Provided by Operating Activities on the Attached Schedules. We consider Net Income and Cash Flow Provided by Operating Activities to be the most directly comparable GAAP financial measures to CAD, or Cash Flow.
About Compass Diversified Holdings (“CODI”)
Compass Diversified Holdings (“CODI”) owns and manages a diverse family of established North American middle market businesses. Each of its eight subsidiaries is a leader in their niche market.
CODI maintains controlling ownership interests in each of its subsidiaries in order to maximize its ability to impact long term cash flow generation and value. The Company provides both debt and equity capital for its subsidiaries, contributing to their financial and operating flexibility. CODI utilizes the cash flows generated by its subsidiaries to invest in the long-term growth of the Company and to make cash distributions to its owners.
Our subsidiaries are engaged in the following lines of business:
•	The manufacture of quick-turn, prototype and production rigid printed circuit boards (Advanced Circuits, www.advancedcircuits.com);

•	The design and manufacture of promotionally priced upholstered furniture (American Furniture Manufacturing, www.americanfurn.net);

•	The design and manufacture of medical therapeutic support surfaces and other wound treatment devices (Anodyne Medical Device, also doing business and known as Tridien Medical, www.anodynemedicaldevice.com);

•	The design and marketing of wearable baby carriers and related products (ERGObaby, www.ergobabycarriers.com);

•	The design, manufacture and marketing of premium suspension products for mountain bikes and powered off-road vehicles (Fox Racing Shox, www.foxracingshox.com);

•	The design, sourcing and fulfillment of logo based promotional products (Halo Lee Wayne, www.haloleewayne.com);

•	The design and manufacture of premium home and gun safes (Liberty Safe, www.libertysafe.com); and

•	The provision of temporary staffing services, operating approximately 300 locations in 29 states (Staffmark, www.staffmark.com).
To find out more about Compass Diversified Holdings, please visit www.compassdiversifiedholdings.com.
This press release may contain certain forward-looking statements, including statements with regard to the future performance of the Company. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the Securities and Exchange Commission for the year ended December 31, 2010 and other filings with the Securities and Exchange Commission. CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
A copy of this press release, and of past press releases, is available on Compass Diversified Holdings’ website located at www.compassdiversifiedholdings.com.

Compass Diversified Holdings
Condensed Consolidated Balance Sheets

	December 31,	December 31,
(in thousands)	2010	2009
Assets
Current assets:
Cash and cash equivalents	$13,536	$31,495
Accounts receivable, less allowance of $5,481 and $5,409	208,487	165,550
Inventories	77,412	51,727
Prepaid expenses and other current assets	33,904	26,255

Total current assets	333,339	275,027

Property, plant and equipment, net	33,484	25,502
Goodwill	325,851	288,028
Intangible assets, net	269,672	216,365
Deferred debt issuance costs, net	3,822	5,326
Other non-current assets	17,873	20,764

Total assets	$984,041	$831,012

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$127,499	$99,395
Due to related party	2,692	3,300
Current portion of long-term debt	2,000	2,500
Current portion of workers’ compensation liability	18,170	22,126
Other liabilities	1,043	2,566

Total current liabilities	151,404	129,887

Supplemental put obligation	44,598	12,082
Deferred income taxes	74,457	60,397
Long-term debt	94,000	74,000
Workers’ compensation liability	40,588	38,913
Other non-current liabilities	3,084	7,667

Total liabilities	408,131	322,946

Stockholders’ equity
Trust shares, no par value, 500,000 authorized; 46,725 and 36,625 shares issued and outstanding at 12/31/10 and 12/31/09, respectively	638,763	485,790
Accumulated other comprehensive loss	(143)	(2,001)
Accumulated deficit	(150,550)	(46,628)

Total stockholders’ equity attributable to Holdings	488,070	437,161
Noncontrolling interests	87,840	70,905

Total stockholders’ equity	575,910	508,066

Total liabilities and stockholders’ equity	$984,041	$831,012

Compass Diversified Holdings
Condensed Consolidated Statements of Operations

	Three Months	Three Months	Year	Year
	Ended	Ended	Ended	Ended
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009
(in thousands, except per share data)	(unaudited)	(unaudited)
Net sales	$438,901	$362,059	$1,657,609	$1,248,740
Cost of sales	339,743	283,149	1,302,202	976,991

Gross profit	99,158	78,910	355,407	271,749
Operating expenses:
Staffing expense	20,254	18,135	81,250	74,279
Selling, general and administrative expenses	50,117	37,855	179,154	145,948
Supplemental put expense (reversal)	13,886	7,189	32,516	(1,329)
Management fees	3,997	3,275	15,380	13,100
Amortization expense	8,243	5,995	29,312	24,609
Impairment expense	(3,600)	—	38,835	59,800

Operating income (loss)	6,261	6,461	(21,040)	(44,658)

Other income (expense):
Interest income	2	1,067	20	1,178
Interest expense	(3,057)	(2,818)	(11,544)	(11,736)
Amortization of debt issuance costs	(460)	(433)	(1,789)	(1,776)
Loss on debt repayment	—	—	—	(3,652)
Other income (expense), net	(34)	312	718	(282)

Income (loss) from continuing operations before income taxes	2,712	4,589	(33,635)	(60,926)
Income tax expense (benefit)	2,035	4,639	11,135	(21,281)

Net income (loss)	677	(50)	(44,770)	(39,645)
Net income (loss) attributable to noncontrolling interest	1,946	1,630	3,987	(13,375)

Net loss attributable to Holdings	$(1,269)	$(1,680)	$(48,757)	$(26,270)

Basic and fully diluted loss per share attributable to Holdings	$(0.03)	$(0.05)	$(1.19)	$(0.76)

Weighted average number of shares outstanding — basic and fully diluted	44,122	36,625	40,928	34,403

Cash distributions declared per share	$0.34	$0.34	$1.36	$1.36

Compass Diversified Holdings
Condensed Consolidated Statements of Cash Flows

	Year	Year
	Ended	Ended
(in thousands)	December 31, 2010	December 31, 2009
Cash flows from operating activities:
Net loss	$(44,770)	$(39,645)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization expense	43,909	34,772
Impairment expense	38,835	59,800
Supplemental put expense (reversal)	32,516	(1,329)
Noncontrolling interest and noncontrolling stockholders charges	7,637	1,555
Loss on debt repayment	—	3,652
Deferred taxes	(7,146)	(24,964)
Other	441	107

Changes in operating assets and liabilities, net of acquisition:
(Increase) decrease in accounts receivable	(22,500)	143
Increase in inventories	(13,030)	(557)
Increase in prepaid expenses and other current assets	(3,812)	(4,442)
Increase (decrease) in accounts payable and accrued expenses	12,761	(8,879)

Net cash provided by operating activities	44,841	20,213

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(173,732)	(1,435)
Purchases of property and equipment	(8,668)	(3,585)
Other	8	38

Net cash used in investing activities	(182,392)	(4,982)

Cash flows from financing activities:
Proceeds from issuance of trust shares, net	152,973	42,085
Net borrowing (repayment) of debt	19,500	(76,500)
Swap termination fee	—	(2,517)
Debt issuance costs	(259)	—
Changes in noncontrolling interests	2,671	2,546
Other	(128)	(481)
Distributions paid	(55,165)	(46,342)

Net cash provided by (used in) financing activities	119,592	(81,209)

Net decrease in cash and cash equivalents	(17,959)	(65,978)
Cash and cash equivalents — beginning of period	31,495	97,473

Cash and cash equivalents — end of period	$13,536	$31,495

Compass Diversified Holdings
Condensed Consolidated Table of Cash Flows Available for Distribution and Reinvestment (“CAD”)
(unaudited)

	Three Months	Three Months	Year Ended	Year Ended
	Ended	Ended
(in thousands)	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009
Net income (loss)	$677	$(50)	$(44,770)	$(39,645)
Adjustment to reconcile net income (loss) to cash provided by (used in)
operating activities:
Depreciation and amortization	14,136	8,007	42,120	32,996
Amortization of debt issuance costs	460	433	1,789	1,776
Supplemental put expense (reversal)	13,886	7,189	32,516	(1,329)
Impairment expense	(3,600)	—	38,835	59,800
Loss on debt repayment	—	—	—	3,652
Noncontrolling interest and noncontrolling stockholders charges	(572)	177	7,637	1,555
Deferred taxes	(2,031)	3,143	(7,146)	(24,964)
Other	196	361	441	107
Changes in operating assets and liabilities	(7,138)	(20,481)	(26,581)	(13,735)

Net cash provided by (used in) operating activities	16,014	(1,221)	44,841	20,213
Plus:
Unused fee on revolving credit facilitities (1)	644	873	3,022	3,454
Successful acquisition expense (2)	4	—	3,974	—
Staffmark integration and restructuring expenses	—	54	—	4,076
Changes in operating assets and liabilities	7,138	20,481	26,581	13,735
Less:
Advanced Circuits interest income related to loan forgiveness	—	1,047	—	1,047
Maintenance capital expenditures (3)	2,417	1,222	7,120	3,403

Estimated cash flow available for distribution and reinvestment	$21,383	$17,918	$71,298	$37,028

Distribution paid in April 2010/2009			$14,238	$10,718
Distribution paid in July 2010/2009			14,238	12,452
Distribution paid in October 2010/2009			14,238	12,453
Distribution paid in January 2011/2010	$15,886	$12,452	15,886	12,452

	$15,886	$12,452	$58,600	$48,075

(1)	Represents the commitment fee on the unused portion of the Revolving Credit Facilities.

(2)	Represents transaction costs for successful acquiistions that were expensed during the period.

(3)	Represents maintenance capital expenditures that were funded from operating cash flow and excludes approximately $1.6 million of growth capital expenditures incurred by Fox Factory, Inc. for the year ended Dec. 31, 2010.